Exhibit 10.30

Template 1

December 31, 2010

General Motors Company 2010 Equity Grant Award Agreement

2010 Short Term Incentive Equity & 2010 Long Term Incentive Equity

Private and GM Confidential

[insert name of Participant]

[insert location (e.g., GM do Brasil) of Participant]

Dear [insert name]

This letter describes the details under which you are being granted a Stock Award under the General Motors Company (GM) 2009 Long-Term Incentive Plan, as amended December 22, 2010 (the Plan).

A copy of the Plan can be found on Execunet in MySocrates. Capitalized terms used in this Award Agreement have the meaning given in the Plan unless noted otherwise. In the event of any conflict between this Award Agreement and the Plan, the terms of this Award Agreement shall prevail.

The full terms of your Award are set out in this Award Agreement and the Plan.

Details of the Award

Feature	Description

Issuer	General Motors Company, a Delaware corporation

Number of Shares Granted to You	[insert number] Restricted Stock Share (RSs) under the General Motors Company 2009 Long-Term Incentive Plan as amended December 22, 2010.

Grant Date	December 31, 2010

Proration Date	Not Applicable

Payment	No amount is payable by you for the issuance of this Stock Award or in connection with the settlement of any Stock Award.

Nonforfeitability	This Award is not subject to forfeiture.

Performance Condition	Not applicable

Settlement Conditions and Settlement Date(s):

Shares of GM Common Stock will be transferred to your account at Solium Capital on the Grant Date and will be restricted from sale or transfer until the Settlement Date(s). The Stock Award is non-forfeitable during the restriction period.

The restrictions from sale or transfer of Shares underlying this Stock Award will lapse on the following Settlement Date(s) :

XXX shares delivered will become unrestricted December 31, 2011

XXX shares delivered will become unrestricted December 31, 2013

Form of Payment	Shares of GM Common Stock credited to your account at Solium on the Grant Date will become unrestricted on the Settlement Date(s) above.

Termination of Employment	Stock Awards will become unrestricted and transferrable on the scheduled Settlement Date(s)

Important Information about TARP	The Corporation is subject to the requirements of the American Recovery and Reinvestment Act of 2009, and regulations issued by the U.S. Department of the Treasury thereunder. These requirements are known as “TARP” and are interpreted by the Office of the Special Master for TARP Executive Compensation. This Award may become subject to special requirements under TARP. If necessary, we have the right to change this Award, or interpret its provisions, so as to make it comply with TARP and rulings by the Special Master thereunder. In general, TARP applies to Awards granted to or held by the 100 most highly compensated employees of the Corporation and its Subsidiaries, and more stringent requirements apply to Awards granted to or held by the 25 most highly compensated employees. The determinations of these groups are made annually. If your Award is or becomes subject to TARP or to any rulings of the Special Master, you will be informed.

Certain Defined Terms	Certain terms used in this Award Agreement are defined in the Plan document. Some of these definitions are summarized below.

Additional Terms

The following additional terms apply to this Stock Award, your participation in the Plan and the grant of this Stock Award to you. By accepting the Grant you irrevocably agree and acknowledge in favor of GM that:

1.	to enable GM to issue you Stock Awards (and any Shares), and administer the Plan and any Award, you consent to the exchange and disclosure of your personal information, including transmission of that information from your country of employment, residence or citizenship, to other countries;

2.	the Plan is established voluntarily by GM, it is discretionary in nature and it may be modified, suspended or terminated by GM at any time, as provided in the Plan;

3.	the Award and your participation in the Plan is not offered in lieu of, or in substitution for, any payment of remuneration, severance payments, leave entitlements, or any other compensation payable to you;

4.	participation in the Plan is voluntary and occasional and does not create any contractual or other right to future participation in the Plan, Awards or benefits in lieu of participation in the Plan, even if Awards are offered repeatedly;

5.	Awards under, and your participation in, the Plan do not form part of your remuneration for the purposes of determining payments in lieu of notice of termination of your employment of office, severance payments, leave entitlements, or any other compensation payable to you. No Award, payment, or other right or benefit, under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit-sharing, group insurance, welfare or benefit plan of any GM Subsidiary;

6.	GM, any of GM’s Subsidiaries, their respective affiliates, officers and employees make no representation concerning the financial benefit or taxation consequences of any Award or participation in the Plan. You are strongly advised to seek your own professional legal and taxation advice concerning the impact of the Plan and your Award;

7.	the future value of the underlying Shares is unknown and cannot be predicted with certainty and the Shares may increase or decrease in value;

8.	you will have no entitlement to compensation or damages as a result of any loss or diminution in value of Shares, RSUs or any other rights acquired contract; pursuant to the Plan, including, without limitation, as a result of the termination of your employment by GM or any of its Subsidiaries for any reason whatsoever and whether or not in breach of; and

9.	you have read this Award Agreement and the Plan carefully and understand their terms.

Acceptance Offer

To accept this offer you will need to follow the link below and indicate your acceptance of all the terms outlined in this Agreement and the Plan not later than January 31, 2011. In the United States, this Award will be taxable income for 2010 regardless of the timing of your acceptance. If you do not accept the grant by that time, this offer will lapse and be incapable of acceptance (unless otherwise agreed to by GM).

Method of Acknowledgement.

If you have any questions concerning this offer or the Plan you should refer to Execunet or Global Compensation (Chris Tipton +1-313-665-3012).

Yours sincerely,

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